EXHIBIT (23) (i)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Mesa Laboratories, Inc. for the year ended March 31, 2006 of our reports dated May 12, 2006 and contained in registration Statements NO. 33-89808, 333-02074, 333-18161, 333-48556 and 333-122911 of Mesa Laboratories, Inc. on Form S-8 under the Securities Act of 1933 insofar as such reports relate to the financial statements of Mesa Laboratories, Inc. for the year ended March 31, 2006.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

June 27, 2006

Denver, Colorado